Exhibit 10.28

Execution Copy

STOCK PURCHASE AGREEMENT

dated as of

November 5, 2004

among

AGFA CORPORATION,

AGFA MONOTYPE CORPORATION,

AND

IMAGING ACQUISITION CORPORATION

i

ii

Exhibits

A	Denmark Services Agreement
B	Japan Type License Amendment
C	Note Termination Agreement
D	Transition Services Agreement
E	Disclosure Schedules
F	Assignment and Assumption Agreement
G	Mutual Termination and Release
H	Trademark Agreement
I	Patent License
J	Purchase Price Allocation Methodology
K	Seller’s Counsel Opinion

Schedules

1.01A	Company Proprietary Rights
1.01B	Minimum Net Operating Working Capital
2.03	Accounting Policies
3.02	Consents
3.04	Capitalization
3.05	Subsidiaries
3.06	Financial Statements
3.07	Undisclosed Material Liabilities
3.08	Absence of Certain Changes
3.11	Material Contracts
3.13	Compliance with Laws
3.15	Intellectual Property
3.16	Taxes
3.17	Employees
3.18	Transactions with Affiliates
3.20	Customers
6.04	Intercompany Settlement; Closing Dividend
9.02	ERISA

iii

STOCK PURCHASE AGREEMENT

AGREEMENT dated as of November 5, 2004 among Agfa Corporation, a Delaware corporation (“Seller”), Agfa Monotype Corporation, a Delaware Corporation (the “Company”) and Imaging Acquisition Corporation, a Delaware Corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, Buyer desires to purchase from Seller all of the outstanding shares of capital stock of the Company consisting of 1,000 shares of Common Stock (the “Shares”); and

WHEREAS, Seller desires to sell to Buyer the Shares owned by Seller;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby being acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Adobe” shall mean Adobe Systems Incorporated and its affiliates.

“Adobe Litigation” shall mean any and all litigation arising out of the actions before the United States District Court for the Northern District of Illinois (Case No. 02 C 6320 and Case No. 02 C 8256) brought by International Typeface Corporation and/or the Company against Adobe, including any compulsory counter-claims filed in connection with those two actions, but excluding any non-compulsory counter-claims.

“Adobe Litigation Costs” shall mean any and all third-party costs, expenses, disbursements and other amounts (including, without limitation, fees and expenses of counsel, consultants and experts) incurred in respect of the Adobe Litigation, and in the collection of any judgment or award associated therewith; provided, however, that it shall not include any retainers, or success fees and shall not include fees for counsel overseeing the litigation on behalf of any investors of the Company.

“Adobe Litigation Expense Cap” shall mean $4,000,000.

“Adobe UK Arbitration” shall mean the arbitration proceeding initiated by Adobe in London, England, against the Company and Agfa Monotype Ltd. and subject to the arbitrators ruling of June 28, 2004, including any counter-claims filed in connection with such arbitration.

“Adobe UK Arbitration Costs” shall mean (i) any and all third-party costs, expenses, disbursements and other amounts (including, without limitation, fees and expenses of counsel, consultants and experts) incurred in respect of the Adobe UK Arbitration and in the collection of any judgment or award associated therewith, (ii) any and all payments of any damages or awards associated with the Adobe UK Arbitration or (iii) any and all payments of any settlement, compromise, discharge or other resolution associated with the Adobe UK Arbitration.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Ancillary Agreements” means the Denmark Services Agreement, the Japan Type License Amendment, the Transition Services Agreement, the Patent License and the Trademark Agreement.

“Anticipated Working Capital Amount” means a deficit of US$2,400,000.00.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2004 referred to in Section 3.09.

“Balance Sheet Date” means September 30, 2004.

“Buyer’s Counsel” means the law firm of Goodwin Procter LLP, Boston, Massachusetts.

“Closing Balance Sheet” means a consolidated balance sheet of the Company and its Subsidiaries as of 12:01 AM on November 1, 2004, together with the notes thereto, if any.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company’s Proprietary Rights” means all Proprietary Rights that are owned or purported to be owned or licensed by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary, including, without limitation, the typefaces and typeface names set forth on Schedule 1.01A.

“Denmark Services Agreement” means that agreement by and between the Company and Agfa-Gevaert A/S providing for the distribution of the Company’s and its subsidiaries’ Typefaces by an employee of such entity in Denmark and substantially in the form attached hereto as Exhibit A.

“Environment” shall mean any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, sediments, surface or subsurface strata, real property, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resources.

“Environmental Claim” means any claim, action, cause of action or notice alleging potential liability (including potential liability for investigation costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) under any Environmental Law, including any claim, action, cause of action or notice arising out of, based on or resulting from (a) the presence or Release of any Materials of Environmental Concern at any location, whether or not owned by that party or any of its Affiliates or (b) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.

“Environmental Laws” shall mean any federal, state, and local law, statute, common-law standard, regulation, rule, ordinance, by-law, order or other binding decision of any governmental entity, whether existing on the date hereof, previously enforced, or subsequently enacted, regarding health, safety, natural resources, or the Environment, including, without limitation, laws relating to Release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Materials of Environmental Concern. “Environmental Law” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§180 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and all other state laws analogous to any of the above.

“Environmental Permits” shall mean any federal, state or local permit, license, registration, approval, consent or authorization required by any Governmental Authority under or in connection with any Environmental Law, and includes, without limitation, any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

“Excluded Matters” means any one or more of the following effects, events or changes: (a) general changes in economic conditions or changes in the industry in which the Company does business except to the extent of such changes that have a materially disproportionate effect on the Company and the Subsidiaries taken as a whole in relation to other companies in the industry, (b) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (c) changes, effects or events resulting from or arising out of changes, effects or events caused by the taking of any action required or expressly permitted by this Agreement other than with respect to the public announcement of the transactions contemplated by or the terms of this Agreement, (d) the taking of any action by the Company that has been approved by the Buyer, (e) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board or any other accounting body with authority to promulgate U.S. generally accepted accounting principles (“GAAP”), or (f) any effect, event or change resulting from a breach of this Agreement by Buyer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Japan Type License Amendment” means an amendment to that certain Type License Agreement by and between Agfa-Gevaert Japan and Agfa Monotype Corporation and dated as of November 1, 1995 and substantially in the form attached hereto as Exhibit B.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole other than as a result of Excluded Matters.

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as whole other than as a result of Excluded Matters.

“Materials of Environmental Concern” shall mean (a) any petrochemical or petroleum products, oil or coal ash, radon gas, asbestos or asbestos-containing material, PCBs or transformers or other equipment that contains PCBs, lead-based paint, or urea formaldehyde foam insulation, (b) any chemicals, materials, substances or wastes which are defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “ toxic air pollutants,” “pollutants,” “contaminants” or words of similar meaning and regulatory effect, including, without limitation, as the foregoing may be defined under any Environmental Law, (c) any toxic mold, mildew, or fungi, and (d) other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

“Minimum Net Operating Working Capital” shall be determined by the Closing Date Balance Sheet, and shall mean the Company’s current assets (including Minimum Cash, cash and cash equivalents, accounts receivables and prepaid expenses but excluding deferred tax assets) minus the Company’s current liabilities (including accounts payable and accrued expenses but excluding deferred revenue and any liabilities relating to the Granite Systems earnout), each as set forth on the Closing Balance Sheet, each in accordance with GAAP and accounting policies and practices on or prior to the Closing Date; provided, however, that for purposes of the definition of “Minimum Net Operating Working Capital” the Company’s current assets and liabilities shall not include any Tax receivables relating to Tax refunds or credits of pre-closing Taxes contemplated in section 10.05 of this Agreement or liabilities for any Taxes. For purposes of determining the Minimum Net Operating Working Capital, (i) the Company’s liability for LIC shall be US$3,700,000, (ii) the Company’s liability for payments under the Transaction Bonus Plan shall be US$0 (iii) the intercompany settlement and Closing Dividend provided for in Schedule 6.04, shall be treated as having occurred on October 31, 2004, (vi) the payment to Adobe of $1,834,500 in settlement of certain matters in connection with the Adobe UK Arbitration shall be treated as having occurred on October 31, 2004 and (v) the Company’s liability for Adobe Litigation Costs and Adobe UK Arbitration Costs shall be US$0. For avoidance of doubt and by way of example, the attached Schedule 1.01B sets forth a calculation of Minimum Net Operating Working Capital determined in accordance with the foregoing definition.

“Minimum Cash” means US$1,000,000.00 in cash.

“Note Termination Agreement” means that certain Mutual Termination and Release Agreement between the Company and Parent terminating the intercompany promissory notes and substantially in the form attached hereto as Exhibit C.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Products” means those consumer device fonts and technologies, independent software vendor fonts, printer fonts, software drivers for printer manufacturers, printer color tools and other products and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Company and/or any Subsidiary.

“Proprietary Rights” means all (A) patents, patent applications, inventions, discoveries, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration of any of the foregoing, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), (G) domain name registrations, (H) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (I) copies and tangible embodiments thereof.

“Release” means any actual or threatened release, spill, leak, pumping, pouring, emission, emptying, injecting, leaching, dumping, migration, seepage, discharge, disposal, or allowing to escape into or through the Environment.

“Seller’s Counsel” means the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

“Transition Services Agreement” means a transition services agreement by and between Seller and the Company substantially in the form attached hereto as Exhibit D.

“Working Capital Shortfall” means the amount by which the Anticipated Working Capital Amount exceeds Minimum Net Operating Working Capital.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Access	2.03
Additional Payment	8.06
Adobe Damages	8.06
Adobe Damages Cap	8.06
Adobe Recovery	8.06
Aggrieved Party	12.03
Allocation Schedule	10.07
AML	7.03
Audited Financial Statements	3.06
Benefit Arrangement	9.01
Buyer	Recitals
Buyer Qualifying Claim	12.02
Closing	2.02
Closing Dividend	6.04
Company	Recitals
Company Entities	8.04

Term	Section

Company Offer	6.05
Company Securities	3.04
Company Trade Secrets	3.15
Damages	12.02
Disagreement	14.10
Disclosure Schedules	3.00
Eligible Employees	8.06
Employee Plan	9.01
ERISA	9.01
ERISA Affiliate	9.01
Filings	14.05
Financial Statements	3.06
Font Business	6.05
Forms	10.07
GAAP	1.01
Indemnified Parties	7.04
Indemnifying Party	12.03
LIC	2.01
Major Customers	3.20
Multiemployer Plan	9.01
Negotiation Period	6.05
Net Intercompany Balance	6.04
Patent License	7.03
Permit	3.13
Printer Driver Business	6.05
Purchase Price	2.01
Records	2.03
Required Consents	3.02
Right of First Offer	6.05
Section 338(h)(10) Election	10.07
Seller	Recitals
Seller Entities	8.04
Seller Notice	6.05
Seller Response	6.05
Seller Qualifying Claim	12.02
Shares	Recitals
Subsidiary Securities	3.05
Tax	3.16
Tax Return	3.16
TBP Employees	8.05
TBP Payment	8.05
Third Party Offer	6.05
Third Party Rights	3.15
Trademark Agreement	7.03
Trade Secrets	1.01
Transaction Bonus Notes	8.05
Transaction Bonus Plan	8.05
Unaudited Financial Statements	3.06
Upside	8.06

ARTICLE II

PURCHASE AND SALE

2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the Closing, the Shares. The purchase price for the Shares is US$194,000,000 in the aggregate and consisting of US$164,729,612 in cash plus assumption of obligations under the Transaction Bonus Notes in an amount not to exceed US$23,796,000 as set forth in Section 8.05 (plus US$474,388 relating to the Company’s portion of employment taxes relating to the Transaction Bonus Notes), assumption of obligations in an amount not to exceed US$3,700,000 relating to amounts owed under the Company’s Long-Term Incentive Compensation Plan (the “LIC”) and assumption of obligations in an amount not to exceed US$1,300,000 relating to amounts expected to be earned in connection with the Granite Systems earnout arrangement (in the aggregate, the “Purchase Price”), subject to adjustment as set forth in Section 2.04. The Purchase Price shall be paid as provided in Section 2.02.

2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Goodwin Proctor LLP in Boston, MA on November 5, 2004, or at such other time thereafter or place as Buyer and Seller may agree, but in no event prior to the expiration of the waiting period under the HSR Act (November 1, 2004, 11:59 p.m. Boston time). At the Closing:

(i) Buyer shall deliver to Seller an amount equal to US$164,729,612, in immediately available funds by wire transfer to an account of Seller, such account to be designated by the Seller by written notice to Buyer not later than two business days prior to the Closing Date.

(ii) Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(iii) Seller shall deliver the original corporate record books and stock record books of the Company and each wholly-owned Subsidiary and the stock certificates and investment documents in connection with the Company’s investments.

(iv) The appropriate parties shall execute and deliver the Ancillary Agreements.

(v) The parties shall execute and deliver, and shall cause the other parties thereto to execute and deliver, any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

2.03. Closing Balance Sheet.

(i) Within 90 days of the Closing Date, Buyer (itself or through a firm of independent public accountants designated by Buyer) shall in good faith prepare and deliver to Seller (a) the Closing Balance Sheet reflecting all balance sheet items of the Company as of 12:01 AM on the Closing Date, without giving effect to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements (other than the Closing Dividend provided for in Section 6.04) and (b) a reasonably detailed calculation of Minimum Net Operating Working Capital as of the Closing Date. The Closing Balance Sheet shall (x) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of 12:01 AM on the Closing Date in accordance with GAAP and (y) be prepared in accordance with accounting policies and practices used by the Company on or prior to the Closing and set forth on Schedule 2.03. Upon request of Seller which request shall be made within 45 days of receipt of the Closing Balance Sheet, the Buyer shall, within 30 days of such request, provide (a) Seller with such additional information, documents, records and the like (the “Records”) and (b) Seller and its advisors and representatives access to Company personnel and Records (the “Access”) as is reasonably necessary in order for Seller (and its accountants and advisors) to evaluate Buyer’s calculation of Minimum Net Operating Working Capital.

(ii) If Seller disagrees with Buyer’s calculation of Minimum Net Operating Working Capital delivered pursuant to Section 2.03(i), Seller may, within 45 days after delivery and/or provision of all Records and/or Access, respectively, requested by Seller within the 45-day period referred to in Section 2.03(i), deliver a notice to Buyer disagreeing with such calculation and setting forth in reasonable detail the reasons for disagreement and Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Minimum Net Operating Working Capital delivered pursuant to Section 2.03(i).

(iii) If a notice of disagreement shall be duly delivered by Seller to Buyer pursuant to Section 2.03(ii), the parties shall, during the 45 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Minimum Net Operating Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.03(i), nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.03(ii). If, after such 45-day period, the parties are unable to reach such agreement, either Buyer or Seller may thereafter cause an independent accounting firm of internationally recognized standing reasonably satisfactory to Seller and Buyer (who shall not have any material relationship with the Seller, the Company, or the Buyer or any other of their Affiliates), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Minimum Net Operating Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer’s calculation of Minimum Net Operating Working Capital as to which Seller has disagreed. Such independent accountants shall provide such calculation of Minimum Net Operating Working Capital in accordance with GAAP and the accounting policies and practices used by the Company on or prior to the Closing and set forth on Schedule 2.03. Correspondence with the independent accountant shall be in writing, with a copy to the Seller or Buyer, as applicable. If correspondence is verbal, both of Seller and Buyer or their representatives must be present during such verbal discussions. Such independent accountants shall deliver to Seller and Buyer, as promptly as practicable, a report in reasonable detail setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (a) by Buyer if the Minimum Net Operating Working Capital as determined by the independent accountant is not revised in favor of the Seller, (b) by Seller if the Minimum Net Operating Working Capital as determined by the independent accountant is revised in favor of Seller and (c) otherwise equally by Seller and Buyer.

(iv) The parties hereto agree that they will, and agree to cause their respective independent accountants and the Company to cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Minimum Net Operating Working Capital and in the conduct of the reviews referred to in this Section 2.03, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

2.04. Purchase Price Adjustment.

(i) If, based on the Closing Balance Sheet (as agreed to following resolution of any disagreement pursuant to Section 2.03 above), there is a Working Capital Shortfall, Seller shall refund from the Purchase Price paid by Buyer to Seller at the Closing the amount of such Working Capital Shortfall. Any such refund pursuant to this Section 2.04(i) shall be made at a mutually convenient time and place (a) within 45 days after the Buyer’s delivery and/or provision of all of the Records and/or Access, respectively, requested by Seller within the 45-day period referred to in Section 2.03(i), if no notice of disagreement with respect to Minimum Net Operating Working Capital is duly delivered pursuant to Section 2.03(ii) or (b) if a notice of disagreement with respect to Minimum Net Operating Working Capital is duly delivered pursuant to Section 2.03(ii) above, then within five (5) business days after the earlier of (1) agreement between the parties pursuant to Section 2.03(iii) with respect to the calculations of Minimum Net Operating Working Capital and (2) delivery of the calculation of Minimum Net Operating Working Capital by the independent accountants referred to in Section 2.03(iii).

(ii) Method and Nature of Payment. Any such refund to Buyer to be made pursuant to this Section 2.04 shall be made by Seller via wire transfer, certified check or official bank check payable in immediately available funds to Buyer as may be designated at such time by Buyer. Any such refund made in accordance with this Section 2.04 shall be deemed an adjustment to the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO

THE COMPANY

Except as disclosed on the disclosure schedules attached hereto as Exhibit E (the “Disclosure Schedules”), such Disclosure Schedules to be arranged in sections to correspond to the sections of Articles III and IV and all information disclosed therein to be deemed to be disclosed under and incorporated into any section therein where the applicability of such disclosure would be reasonably apparent, the Seller and the Company hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Buyer or Buyer’s Counsel true and complete copies of the corporate charter and bylaws of the Company and each Subsidiary as currently in effect.

3.02. Consents. Except as otherwise set forth in Section 3.02, no consent, approval, waiver or other action by any Person (other than in connection with compliance with any applicable requirements of the HSR Act) under any material contract, agreement, indenture, lease, instrument or other document to which the Company or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby. Each of the consents identified on Schedule 3.02 under the heading “Required Consents” shall be referred to herein as the “Required Consents.” The Buyer and Seller agree to, as soon as practicable after the Closing, assign the Japan Agreements (as defined on Schedule 3.02 of the Disclosure Schedule) to the Company pursuant to the form of Assignment and Assumption to be entered into by and between Agfa-Gevaert Japan, Limited and the Company with such form attached hereto as Exhibit F, subject to the written consent of the third party prior to such assignments, where required. The Buyer and Seller hereby acknowledge and agree that such assignment to the Company of the Japan Agreements shall be governed by the Japan Type License Amendment.

3.03. Non-Contravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company or any Subsidiary, (ii) assuming compliance with any applicable requirements of the HSR Act referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary; (iii) assuming the receipt of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company or any Subsidiary or to a loss of any material benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any material permit held by the Company or any Subsidiary or (iv) assuming the receipt of all Required Consents result in the creation or imposition of any material Lien on any asset of the Company or any Subsidiary.

3.04. Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock. As of the date hereof and prior to the Closing, one thousand (1,000) shares of Common Stock are issued and outstanding. There are no agreements or understandings to which Seller or the Company is a party, or which are in existence, with respect to the transfer, ownership, sale or voting of the Shares and no shares of capital stock of the Company are reserved for issuance. Except as set forth in this Section, as of the date hereof, there are no outstanding (i) shares of capital stock, other securities or any other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or any other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no other obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities. All outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and are shown as the Company’s stockholders of record on the stock books of the Company. Except as contemplated in Section 6.04 or as set forth on Schedule 3.04, there no declared or accrued but unpaid dividends with respect to any shares of the Company Common Stock.

3.05. Subsidiaries. (a) Except as set forth on Schedule 3.05, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

(b) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The names of all Subsidiaries, the number and type of outstanding equity interest of each Subsidiary a list of the beneficial and record holders of each Subsidiary, and their respective jurisdictions of incorporation are identified on Schedule 3.05.

(c) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no declared or accrued but unpaid dividends with respect to any shares of the capital stock of any Subsidiary.

3.06. Financial Statements. (a) The Seller has attached hereto as Schedule 3.06 and has previously furnished Buyer with true and complete copies of:

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2002, the audited consolidated statements of operations, the audited consolidated statements of changes in stockholders equity and the audited consolidated statements of cash flows, of the Company and its Subsidiaries for the years ended December 31, 2003 and December 31, 2002 (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheets and statement of operations of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2004 (“Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) Each of the balance sheets included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and the other statements included in the Financial Statements fairly present in all material respects the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods therein set forth, in each case in accordance with GAAP consistently applied during the periods involved except as otherwise stated therein and, in the case of the Unaudited Financial Statements, for the omission of footnote disclosures and to the extent consistent with GAAP, normally occurring year-end adjustments.

3.07. No Undisclosed Material Liabilities. Neither the Company nor any Subsidiary has any liabilities of any nature, whether accrued, unaccrued, absolute, contingent, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (a) as listed on Schedule 3.07, (b) liabilities disclosed or provided for in the Financial Statements and (c) liabilities that have arisen in the usual, regular and ordinary course of business consistent with past practices since the Balance Sheet Date, none of which individually or in the aggregate has resulted or would result in a Material Adverse Effect.

3.08. Absence of Certain Changes. Since the Balance Sheet Date, except as reflected in the Financial Statements or in Schedule 3.08, the Company and the Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and there has not been:

(a) except as otherwise provided in Section 6.04, any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(b) any amendment of any outstanding security of the Company or any Subsidiary;

(c) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(d) any creation or assumption by the Company or any Subsidiary of any Lien on any asset;

(e) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries and other than loans or advances to Seller, all made in the ordinary course of business consistent with past practices;

(f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(g) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(h) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) change in benefits payable under existing severance or termination pay policies of the Company or any Subsidiary or employment agreements to which the Company or any Subsidiary is a party or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business and consistent with past practice;

(i) any claim of wrongful discharge or labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary;

(j) any waiver or release of any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary except where such amounts do not in the aggregate exceed $150,000 or otherwise in the ordinary course of business and consistent with past practices;

(k) any sale by the Company or any Subsidiary of any Proprietary Rights or the entering into of any license agreement, distribution agreement, reseller agreement or original equipment manufacturer (OEM) agreement by the Company or any Subsidiary (other than agreements entered into by the Company or any Subsidiary where such agreements provide for annual payments of not more than $400,000 or otherwise in the ordinary course of business consistent with past practices) with respect to any Proprietary Rights; or

(l) any agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (k).

3.09. Property and Equipment. (a) The Company and the Subsidiaries have good and marketable title to, or in the case of leased property have valid leasehold interests in, all personal property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such properties or assets is subject to any Liens, except:

(i) Liens disclosed on the Balance Sheet;

(ii) Liens for ad valorem Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii) Liens that, individually or in the aggregate, do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

(b) The assets owned, leased or licensed by the Company and the Subsidiaries, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and the Subsidiaries.

3.10. Litigation. Except as set forth on the Disclosure Schedules, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Seller or the Company, threatened against, relating to or affecting, the Company or any Subsidiary or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

3.11. Material Contracts. Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.11 or any other schedule to this Agreement, as of the date of this Agreement neither the Company nor any Subsidiary is a party to or subject to:

(i) any lease providing for annual rentals of $150,000 or more;

(ii) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $250,000;

(iii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any Subsidiary of $200,000 or more;

(iv) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company or any Subsidiary of $200,000 or more;

(v) any agency, dealer, sales representative or other similar agreement of $250,000 or more;

(vi) any employment agreement providing for annual payments or severance pay or post-employment liabilities or obligations of $150,000 or more;

(vii) any consulting agreement providing for annual payments of $150,000 or more;

(viii) any partnership, joint venture or other similar contract, arrangement or agreement;

(ix) any license agreement, franchise agreement or agreement in respect of similar rights granted to the Company or any Subsidiary providing for annual payments of $500,000 or more;

(x) any license agreement, franchise agreement or agreement in respect of similar rights held by the Company or any Subsidiary providing for annual payments of $400,000 or more;

(xi) any contract or other document that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

(xii) any agreement of indemnification or guaranty other than customer agreements entered into in the ordinary course of business consistent with past practices;

(xiii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than extensions of trade credit on customary terms in customer agreements entered into in the ordinary course of business consistent with past practices;

(xiv) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business consistent with past practices;

(xv) any collective bargaining agreements; or

(xvi) any other contract or commitment not made in the ordinary course of business that is material to the Company and the Subsidiaries taken as a whole.

3.12. Insurance Coverage. The Seller has made available to Buyer a schedule of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Subsidiaries. There is no claim by Seller relating to the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and the Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since three years and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and the Subsidiaries. Neither the Seller nor the Company knows of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

3.13. Compliance with Laws; No Defaults. (a) Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 3.13 correctly describes each license and permit (a “Permit”) material to the business of the Company, together with the name of the governmental agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect, and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(c) Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority, which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.14. Finder’s Fees. Except for Harris Williams & Co., whose fees will be paid by Seller and its Affiliates other than the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, the Company or any Subsidiary who might be entitled to any fee or commission from Seller, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.15. Intellectual Property. (a) Schedule 3.15(a) includes a list of the Company’s Proprietary Rights, as follows: all United States and foreign (A) patent and patent applications, (B) registered and material unregistered trademarks and service marks and trademark and service mark applications, (C) registered and material unregistered copyrights and applications for copyright registration, (D) mask work registrations and applications to register mask works, and (E) any other such Proprietary Rights that is subject to an application to, or certificate or registration issued by, any state, government or other public legal authority, specifying as to each, as applicable: (i) the nature of such right; (ii) the owner of such right; (iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers.

(b)(i) Except as set forth on Schedule 3.15(b), neither the Company nor any Subsidiary during the four years preceding the date of this Agreement has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement or misappropriation of any rights of others under any Proprietary Rights, including but not limited to, patents, trademarks, service marks or copyrights (“Third Party Rights”) and there are no such claims, suits, actions or proceedings pending or, to the knowledge of Seller and the Company, threatened, and (ii) neither the Seller nor Company has any knowledge of any other claim of infringement or misappropriation by the Company or any Subsidiary, and no knowledge of any continuing infringement or misappropriation by any other Person of any of the Company’s Proprietary Rights. Except as may be set forth in the license agreement where the Company is the licensee of such Proprietary Right, no Company Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person.

(c) The Company and each Subsidiary has taken reasonable security measures to protect the secrecy, confidentiality and value of all processes and formulae, research and development results and other know-how of the Company or any Subsidiary and any other Trade Secrets included in the Company Proprietary Rights, the value of which to the Company or such Subsidiary is or would have been contingent upon maintenance of the confidentiality thereof (collectively, “Company Trade Secrets”) including, without limitation, requiring each Company employee and consultant to execute a binding confidentiality agreement with the Company or a Subsidiary, copies or forms of which have been made available to Buyer or Buyer’s Counsel, and to the knowledge of the Seller and the Company, there has not been any breach by any such party to such confidentiality agreements.

(d) To the knowledge of the Company and the Seller, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company or any Subsidiary with respect to (i) the continued employment by, or association with, the Company or any Subsidiary of any of the present officers, employees of or consultants to the Company or any Subsidiary or (ii) the use by the Company or any Subsidiary or any of such Persons in connection with their activities for or on behalf of the Company or any Subsidiary of any information which the Company or any Subsidiary or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

(e) The Company or a Subsidiary exclusively owns all Company Proprietary Rights owned by or purportedly owned by Company or a Subsidiary or possesses adequate and enforceable rights to use all Company Proprietary Rights licensed to Company in a manner sufficient for the conduct of its business free and clear of any Liens (other than pursuant to the terms of the license agreements).

(f) Except as set forth on Schedule 3.15(f), all patents, patent applications, trademarks, service marks and copyrights owned or purported to be owned by the Company or a Subsidiary which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are enforceable, have been duly maintained (including the payment of maintenance fees), are not expired, cancelled or abandoned and, to Company or the Seller’s knowledge, are valid.

(g) Neither the operation of the Company’s business as currently conducted nor any Company Proprietary Right infringes or conflicts with any Third Party Right, other than the rights of any Person under any patent, and to the knowledge of the Company and the Seller, neither the operation of the Company’s business as currently conducted nor any Company’s Proprietary Rights infringes or violates the rights of any Person under any patent.

(h) No current or former employee or consultant of the Company or any Subsidiary owns any rights in or to any of the Company’s Proprietary Rights.

(i) The Company’s Products perform in accordance with their documented specifications and as the Company and any Subsidiary has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect.

(j) Neither the Company nor any Subsidiary has embedded any open source, copyleft or community source code in any of its Products which are generally available or in development, including but not limited to any libraries or code licensed under the GNU General Public License, GNU Lesser General Public License or similar license arrangement.

3.16. Taxes. Except as set forth in Schedule 3.16:

(a) The Company and its Subsidiaries have filed all Tax Returns that they have been required to file with respect to the Company and its Subsidiaries and have paid all Taxes owed with respect to the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law). Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The Seller has filed a consolidated federal income Tax Return with the Company and its Subsidiaries for the taxable year immediately preceding the current taxable year, and the Company and its Subsidiaries are, and will be through the Closing Date, members of the consolidated group (as defined in Treasury Regulation Section 1.1502-1(h)) of which Seller is the common parent.

(d) To the knowledge of the Company and the Seller, there is no action, suit, proceeding, investigation, audit, extensions of statutes of limitation or claim now pending or asserted that relates to Tax liabilities of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company and its Subsidiaries have not withheld or paid any Taxes with respect to the Transaction Bonus Notes and/or the TBP Payment.

(f) None of the Company and its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries and Seller and any other members of the Affiliated Group of which Seller is the common parent under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law).

(g) The Affiliated Group of which Seller is the common parent has filed all Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of such Affiliated Group and has paid all Taxes owed with respect to such Affiliated Group.

(h) “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, including but not limited to income, gross receipts, profits, sales, use, value added, ad valorem, transfer, franchise, withholding, estimated, payroll, employment, excise, capital, lease, service, license, severance, stamp, occupation, premium, environmental, windfall profit and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(i) “Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

(j) There are no liens for Taxes (other than for Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.17. Employees. Schedule 3.17 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensations of all employees of the Company and the Subsidiaries as of September 15, 2004. None of such employees and no other key employee of the Company or a Subsidiary has indicated to the Company or Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

3.18. Transactions with Affiliates. Except as set forth on Schedule 3.18, there are no loans, leases, license agreements, royalty agreements or other continuing transactions between the Company and Seller, or the Company and any Affiliate of Seller. To the knowledge of the Company and the Seller, none of the officers or directors of the Company or Seller (a) has any material direct or indirect interest in any entity that does business with the Company; (b) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships that results solely from being an officer, director or stockholder of the Company. No director, officer or other employee of the Company or any Subsidiary is seeking indemnification from the Company or any Subsidiary, and to the knowledge of the Seller and the Company, no such claim for indemnification has been threatened.

3.19. Environmental Matters. (a) The Company and the Subsidiaries have been in compliance, and presently are in compliance in all material respects with all applicable

Environmental Laws (which compliance includes the possession by the Company and each Subsidiary of all Environmental Permits, and compliance with the terms and conditions thereof). The Company and the Subsidiaries have not received any communication that alleges that the Company or any Subsidiary is not in compliance in any respect with all applicable Environmental Laws. To the knowledge of the Seller, there are no circumstances that may prevent, and there are no circumstances specific to the Company or any Subsidiary that may interfere with, compliance by the Company or the Subsidiaries in the future with all applicable Environmental Laws. The management, handling, storage, transportation, treatment, and disposal by the Company and the Subsidiaries of all Materials of Environmental Concern have been in compliance in all material respects with all applicable Environmental Laws. All Environmental Permits currently held by the Company or any Subsidiary are in full force and effect and no appeal or any other proceeding is pending to modify or revoke any such Environmental Permit.

(b) There is no Environmental Claim pending or, to the knowledge of the Seller, threatened against or involving the Company or any Subsidiary or, to the knowledge of the Seller, against any Person whose liability for any Environmental Claim the Company or any Subsidiary has or may have retained or assumed, or which may be attributed to the Company or any Subsidiary, either contractually or by operation of law.

(c) To the knowledge of the Seller, there are no past or present actions or activities by the Seller, the Company or any Subsidiary, or any past or present circumstances, conditions, events or incidents, including, without limitation, the storage, treatment, Release, arrangement for disposal or presence of any Materials of Environmental Concern, that reasonably could: (i) result in liability for the Company or any Subsidiary under Environmental Laws; or (ii) form the basis of any Environmental Claim against the Company or any Subsidiary, or against any Person whose liability for any Environmental Claim the Company or any Subsidiary may have retained or assumed, or which may be attributed to the Company or any Subsidiary, either contractually or by operation of law.

(d) The execution, delivery and performance by Seller of this Agreement do not require any notice to or consent or approval of any governmental authority under Environmental Laws and will not trigger any requirements of notice, investigation, remediation, reporting, consent, or approval under any Environmental Laws.

3.20. Customers. Schedule 3.20 sets forth a list of all customers of the Company who accounted for in excess of $1,000,000 of the Company’s consolidated sales in one or more of the Company’s three (3) fiscal years ending December 31, 2003 and in the nine months ended September 30, 2004 (the “Major Customers”). Except as set forth on Schedule 3.20, since December 31, 2000, no such Major Customer has cancelled or terminated such customer’s relationship with the Company or any Subsidiary or notified the Company or any Subsidiary in writing that it intends to terminate or materially change its relationship with the Company or such Subsidiary, except where such change would not have a Material Adverse Effect.

3.21. Disclosure. The representations and warranties made or contained in this Agreement, the Schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith do not contain any untrue statement of a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

RELATING TO SELLER

Seller hereby represents and warrants to Buyer that:

4.01. Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller, as the case may be, and constitute valid and binding agreements of Seller, enforceable in accordance with their terms.

4.03. Governmental Authorization; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act. No consent, approval waiver or other action by any other Person (other than any governmental body, agency, official or authority referred to above) under any material contract, agreement, indenture, lease, instrument or other document to which the Seller is a party or by which it is bound is required or necessary for the execution, delivery, and performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

4.04. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order, decree, agreement or instrument binding upon or applicable to Seller.

4.05. Title to and Validity of Shares. Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any Lien. All Shares owned by Seller, beneficially and of record, have been duly authorized and validly issued and are fully paid and non-assessable. All Shares to be sold by Seller are registered in the name of Seller.

4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller threatened against or affecting, Seller before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

5.01. Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Buyer has heretofore delivered to Seller true and complete copies of the corporate charter and bylaws of Buyer as currently in effect.

5.02. Corporate Authorization. The execution, delivery and performance by each of Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer, as the case may be and constitute valid and binding agreements of Buyer enforceable in accordance with their terms.

5.03. Governmental Authorization; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which each is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act. No consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to above) under any material contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which either is bound is required or necessary for the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

5.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order, decree, agreement or instrument binding upon or applicable to Buyer, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Buyer or any subsidiary thereof or to a loss of any material benefit to which Buyer or any subsidiary thereof is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any subsidiary thereof or any material permit held by Buyer or any subsidiary thereof or (iv) result in the creation or imposition of any material Lien on any asset of the Company or any subsidiary thereof.

5.05. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.06. Financing. Buyer has sufficient funds available to purchase the Shares.

5.07. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

5.08. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any subsidiary thereof or any of their respective properties on the transactions hereof before any court or arbitrator or any governmental body, agency or official or authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

5.09. Inspections. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements. Buyer agrees to accept the Shares and the Company as they exist on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller except as expressly set forth in this Agreement. For avoidance of doubt, nothing in this Section 5.09 is intended to supersede any express representation or warranty made by the Seller in this Agreement.

ARTICLE VI

COVENANTS OF SELLER

Seller agrees that:

6.01. Notices of Certain Events. The Seller will promptly notify Buyer of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the approval or consent to the consummation of the transactions contemplated by this Agreement by such governmental or regulatory agency or authority;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary; and

(iv) the occurrence or non-occurrence of any event, which in each case is likely to cause any representation or warranty of Seller, the Company or its Subsidiaries contained in this Agreement to be untrue or inaccurate in any material respect on the Closing Date.

6.02. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Seller and its Affiliates, will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer and its Affiliates furnished to the Company, Seller or its Affiliates, in connection with the transactions contemplated by this Agreement including this Agreement and Section 8.06 herein, and after the Closing Date all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) in the case of confidential information of Buyer and its Affiliates, previously known on a non-confidential basis by Seller, (ii) in the public domain through no fault of Seller, (iii) later lawfully acquired by Seller, on a non-confidential basis, from sources other than the Company or Buyer or (iv) in the case of confidential information of Buyer, independently developed by Seller or its Affiliates without using any information furnished to them by Buyer or its Affiliates pursuant to this Agreement, provided that Seller may disclose such information to its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. This Section 6.02 together with Section 7.01 shall expressly supercede the existing Confidentiality and Non-Disclosure Agreement dated August 6, 2002 by and between TA Associates and the Company.

6.03. Agreement not to Hire Employees. The Seller agrees that from and after the Closing Date until the fourth anniversary of the Closing Date, Seller shall not knowingly and shall cause their Affiliates not to recruit or hire any employees of the Company and its Subsidiaries; provided, that a general advertisement in the public media shall not constitute a violation of the non-recruitment obligations of this Section 6.03; and, provided further, that this Section 6.03 shall not prohibit solicitation or hiring of employees terminated by Buyer, the Company or its Subsidiaries; and provided further, that this Section 6.03 shall not prohibit the solicitation or hiring of Kenji Shibuya, Fuminobu Satoh or Dirk Debaer by the Company or its Subsidiaries.

6.04. Settlement of Inter-Company Accounts; Dividend Payment. (a) The parties acknowledge that immediately prior to the Closing, the Company will declare and pay a dividend to the Seller (the “Closing Dividend”) in an amount equal to all of the cash of the Company on such date other than the Minimum Cash and as set forth on Schedule 6.04 attached hereto.

(b) The parties acknowledge that Seller and the Company have intercompany accounts reflecting transactions between the two entities. Immediately prior to the Closing and payment of the Closing Dividend, the Seller and the Company shall settle the intercompany accounts in the manner set forth on the schedule attached hereto as Schedule 6.04 with the remaining balance being deemed the “Net Intercompany Balance.” The parties hereby agree that the Net Intercompany Balance shall be reduced to zero as of the Closing.

6.05. Agreement Not to Compete. (a) The Seller agrees that from and after the Closing Date until the fourth anniversary of the Closing Date, the Seller shall not and will cause its Affiliates not to, without the prior written consent of Buyer, engage either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a controlling stockholder in any corporation or joint stock association, in any business that derives in excess of 50% its consolidated revenues from (1) the development, sale or licensing, on a standalone basis, of (i) fonts, typefaces or typeface names, and (ii) font rasterizers, font compression or font utilities (collectively, a “Font Business”) and/or (2) the development, sale or licensing, on a standalone basis, of printer drivers, including printer command language (PCL), PostScript, or graphical device interface (GDI) printer drivers (a “Printer Driver Business”) and, to the extent that Seller acquires a Font Business and/or a Printer Driver Business, (x) the Company shall have a Right of First Offer (as defined below), and (y) if the Seller and the Company can not agree on acceptable terms to dispose of the Font Business and/or Printer Driver Business pursuant to the Company’s Right of First Offer prior to or during the Negotiation Period (as defined below), then Seller shall have no further obligation to the Company under the Right of First Offer and Seller shall use commercially reasonable efforts to divest that acquired Font Business and/or Printer Driver Business on terms reasonably acceptable to the Seller within three (3) years from the date of Seller’s acquisition of the acquired Font Business and/or Printer Driver Business; provided, however, that this agreement not to compete is not intended to prohibit, and shall not be interpreted as prohibiting Seller or its Affiliates directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association from (i) developing, selling or licensing so-called raster image processors in any medium (e.g. hardware or software), printing or pre-press machines or software workflow solutions or other devices containing fonts or typefaces, (ii) developing, selling or licensing specific processing, viewing or printing software or hardware for medical information (images, graphics and/or text) on any media (hard copy or soft copy), (iii) developing, selling or licensing specific processing, viewing or printing software or hardware for professional proofing (images, graphics and/or text) on any media (hard copy or soft copy), or (iv) providing a link from any web site of Seller or any of its Affiliates to any web site of the Company or any of its Affiliates, including without limitation www.fonts.com, www.agfamonotype.com and www.agfamonotype.co.uk, for a period of eighteen months after the Closing. Notwithstanding the foregoing, nothing herein shall prohibit the Seller, or its Affiliates from owning, directly or indirectly, less than 30% of any class of securities listed on a national exchange or traded publicly in the over-the-counter market.

(b) In the event that Seller acquires a Font Business and/or a Printer Driver Business, Seller shall notify the Company in writing (the “Seller Notice”) of such fact within 60 days of the closing of such acquisition. The Company has the right (the “Right of First Offer”), but not the obligation, within 60 days of receipt of the Seller Notice, to deliver a written offer (the “Company Offer”) to the Seller offering to purchase, whether by stock purchase, asset purchase or merger, or otherwise, the Font Business and/or the Printer Driver Business identified in the Seller Notice. The Company Offer must contain all material terms on which the Company is offering to purchase the Font Business and/or the Printer Driver Business. The Seller, within 90 days of the receipt of the Company Offer shall deliver a written notice (the “Seller Response”) to the Company indicating whether the Seller will (i) accept the Company Offer in whole, (ii) accept the Company Offer if certain Seller proposed changes to the Company Offer are acceptable to the Seller, or (iii) reject the Company Offer in whole. The Company and Seller agree to use commercially reasonable efforts to negotiate, for a period of up to 90 days following receipt of the Seller Response, the terms of an acquisition by the Company of the Seller’s Font Business and/or Printer Driver Business. Such 90-day negotiation period shall be exclusive with the Buyer and/or the Company. The 90-day period of negotiation may be extended by agreement of both the Seller and the Company (the “Negotiation Period”).

(c) If, prior to the termination of the Negotiation Period, the Seller receives an unsolicited bona fide written offer from a third party (a “Third Party Offer”) to purchase the Font Business and/or the Printer Driver Business on terms that the Seller deems acceptable, then the Seller shall give the Company written notice of such offer providing the material terms thereof and the option for a period of 30 days from the date of receipt of notice of the Third Party Offer, but not the obligation, to purchase the Font Business and/or the Printer Driver Business on the terms contained in the notice of Third Party Offer. After the expiration of such 30-day period, the Seller shall have no further obligation to the Company under this Section 6.05(b) and may, but is not obligated to, sell the Font Business and/or Printer Driver Business to such third party.

ARTICLE VII

COVENANTS OF BUYER

Buyer agrees that:

7.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Seller and its Affiliates furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement including this Agreement and Section 8.06 herein, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer, (ii) in the public domain through no fault of Buyer, (iii) later lawfully acquired by Buyer on a non-confidential basis from sources other than the Seller or its Affiliates or (iv) was independently developed by Buyer or its Affiliates without using any information furnished to them by the Seller or its Affiliates pursuant to this Agreement, provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its financing sources in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. This Section 7.01 together with Section 6.02 shall expressly supercede the existing Confidentiality and Non-Disclosure Agreement dated August 6, 2002 by and between TA Associates and the Company.

7.02. Access. The Company and the Subsidiaries, on and after the Closing Date, will afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date, including in connection with Section 2.03. Seller will hold, and will use their best efforts to cause their representatives, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries provided to it pursuant to this Section 7.02.

7.03. Corporate Name; Trademark and Domain Name; Patent License. (a) The Buyer will and shall cause the Company to, within 3 business days from the Closing Date, (i) prepare and obtain all necessary corporate authorization to change the Company’s corporate name to one bearing no resemblance to the present corporate name “Agfa” (as opposed to Monotype) and all variations thereof, (ii) deliver to the Seller a copy of the certificate of amendment or Certificate of Merger to the Company’s Certificate of Incorporation certified by the Secretary of State of the State of Delaware reflecting the change in the Company’s corporate name, and (iii) deliver to the Seller a copy of all documentation filed with the Secretary of State of the State of Illinois and the Commonwealth of Massachusetts amending the Company’s qualification to do business in each such jurisdiction as a foreign corporation to reflect the change in the Company’s corporate name in a manner consistent with (i) above. The Buyer and the Company shall cause Agfa Monotype Limited (“AML”) to, as promptly as practicable after the Closing Date, but in no event later than 30 days after the Closing Date, prepare and obtain all necessary corporate name to one bearing no resemblance to the present corporate name “Agfa” (as opposed to Monotype) and all variations thereof and to deliver a copy of such documentation from AML’s jurisdictions of organization to Seller reflecting the change in AML’s corporate name.

(b) The parties hereto acknowledge that the use of the tradename “Agfa” and related trademarks in certain typeface names and certain domain names used by the Company shall be governed by the terms of that certain Trademark and Domain Name License Agreement dated as of the date hereof by and among the parties thereto (the “Trademark Agreement”) and substantially in the form attached hereto as Exhibit H.

(c) The parties acknowledge that a license to certain patents of the Company shall be governed by the terms of that certain Patent License Agreement dated as of the date hereof by and among the parties thereto (the “Patent License”) and substantially in the form attached hereto as Exhibit I.

7.04. Directors and Officers Indemnification. The Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any Subsidiary (the “Indemnified Parties”) to the same extent that such Indemnified Parties are currently indemnified by the Company or any Subsidiary pursuant to the Company’s or any Subsidiary’s Certificate of Incorporation and by-laws for acts or omissions occurring at or prior to the Closing Date. This Section 7.04 will survive the consummation of the transactions contemplated by this Agreement, is intended to benefit the Indemnified Parties, and will be binding on all successors and assigns of the Company.

ARTICLE VIII

COVENANTS OF ALL PARTIES

The parties hereto agree that:

8.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.02. Certain Filings. The Company, Seller and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

8.03. Public Announcements. The parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, without the prior written consent as to the form and substance of the press release by each other party hereto. The parties agree that such prior written consent shall not be unreasonably withheld or delayed.

8.04. Non-Disparagement. (a) Seller hereby agrees that during the period commencing on the date hereof and ending on the date that is four (4) years after the date hereof, it shall not directly or indirectly, and will cause each of its Affiliates not to, disparage any of the Buyer or the Company or any direct or indirect subsidiary or Affiliate of the Company or the Buyer (collectively, the “Company Entities”) or any of their respective businesses, activities, products or services to any employee, customer or client (or prospective employee, customer or client) of any Company Entity or encourage any customer or client (or prospective customer or client) of any Company Entity not to purchase a product or retain a service offered or provided by any Company Entity. This Section 8.04(a) is not intended to, and shall not, limit the Seller Entities (as defined below) from (i) competing with any of the Company Entities or any product or service offered thereby, or (ii) encouraging any customer or client (or prospective customer or client) to purchase any product or service offered by any Seller Entity in favor or any product or service offered by any Company Entity. The prior sentence shall not relieve the Seller from compliance with the provisions of Section 6.04 herein.

(b) Buyer and the Company hereby agree that during the period commencing on the date hereof and ending on the date that is four (4) years after the date hereof, it shall not directly or indirectly, and will cause each of its Affiliates not to, disparage any of the Seller or any direct or indirect subsidiary, parent or sister entity or Affiliate of the Seller (collectively, the “Seller Entities”) or any of their respective businesses, activities, products or services to any employee, customer or client (or prospective employee, customer or client) of any Seller Entity or encourage any customer or client (or prospective customer or client) of any Seller Entity not to purchase a product or retain a service offered or provided by any Seller Entity. This Section 8.04(b) is not intended to, and shall not, limit the Company Entities from (i) competing with any of the Seller Entities or any product or service offered thereby, or (ii) encouraging any customer or client (or prospective customer or client) to purchase any product or service offered by any Company Entity in favor or any product or service offered by any Seller Entity.

8.05. Transaction Bonus Plan Payments. Prior to the Closing, the Company shall issue promissory notes (the “Transaction Bonus Notes”) to certain employees of the Company and its Subsidiaries (the “TBP Employees”) in the aggregate principal amount equal to $23,796,000 (the “TBP Payment”) evidencing the liability of the Company to the TBP Employees upon a fundamental change of the Company with respect to the Company’s Letter Agreements (the “Transaction Bonus Plan”) dated as of December 5, 2003, April 30, 2004 and July 6, 2004 by and between the Company and certain employees of the Company and its Subsidiaries. The Company agrees, and effective upon the Closing, the Buyer agrees to cause the Company, to pay the full principal amounts owed (subject to any applicable Tax withholding) under the Transaction Bonus Notes to the TBP Employees within ten (10) business days of the Closing Date.

8.06. Adobe Litigation.

(a) Control of Adobe Litigation. Seller acknowledges and agrees that the Company has a material interest in the Adobe Litigation and that its outcome may impact the value of the Company’s intellectual property. Accordingly, following the Closing Date, the Company shall be entitled to: (i) manage counsel; (ii) conduct; determine strategy for; enter into and conduct alternative dispute resolution with respect to; (iii) subject to the limitations set forth in Section 8.06(e) below, settle, compromise, discharge or otherwise resolve (including through alternative dispute resolution); and (iv) otherwise manage and take actions (including in connection with the collection of a judgment) with respect to, the Adobe Litigation in its sole discretion; provided, however, that the Company is prohibited from electing not to pursue a final, non-appealable judgment awarded to the Company in connection with the Adobe Litigation which results in the payment of an award to the Company without the Seller’s prior written consent. If a judgment is rendered or if a written settlement offer is proposed by Adobe, then the Company shall promptly inform the Seller. The Company will afford the Seller an opportunity to consult with the Company with respect to matters set forth above in this Section 8.06(a) and with respect to any settlement offer, and its decision whether or not to accept or reject the offer, whether in whole or in part such decision to be in the best interests of the Company. To the extent that the Seller desires to pursue such consultation further, Seller may elect to have such matter discussed by a senior executive of the Seller (or of Seller’s parent company) and a senior executive or non-employee director of the Company. Consultation shall not affect the Company’s ability to settle, compromise, discharge or otherwise resolve the Adobe Litigation subject to compliance with the provisions of this 8.06. With respect to the selection of principal counsel responsible for the conduct of the Adobe Litigation, the Company agrees to continue to retain Paul F. Stack of Stack and Filpi Chartered for the duration of the Adobe Litigation; provided, however, that in the event that the Board of Directors of the Company determines, in good faith, that such continued representation may adversely affect the interests of the Company, or that additional counsel is necessary to protect the interests of the Company, the Company may engage additional or alternative counsel, subject to Seller’s approval, which may not be unreasonably withheld or delayed, and any fees and expenses of such approved additional or alternative counsel shall be deemed Adobe Litigation Costs. Any Adobe Litigation Costs incurred by the Company shall be reimbursed by the Seller in accordance with Section 8.06(b)

below. Seller agrees to make available such records and information, and such officers and employees, during normal business hours, as the Company may reasonably request as necessary to assist with the Adobe Litigation.

(b) Payment of Adobe Litigation Costs and Adobe UK Arbitration Costs. Seller agrees that it is responsible for the payment of (i) all Adobe Litigation Costs incurred and unpaid prior to the Closing Date, and such amounts that have been billed have been paid by the Company prior to the Closing Date, (ii) all Adobe Litigation Costs incurred on or after the Closing Date but prior to the third anniversary of the Closing Date; provided, however, that the Seller shall not be responsible for any Adobe Litigation Costs pursuant to this Section 8.06(b)(ii) to the extent that such Adobe Litigation Costs exceed the Adobe Litigation Expense Cap; provided, further, however, that at the conclusion of such three-year period, Seller may elect to continue to fund the Adobe Litigation Costs and, by so doing, for the duration of time when the Seller funds the Adobe Litigation Costs, Seller shall remain eligible to receive, pursuant to the terms of Section 8.06(c) below, its share of any Adobe Recovery (as defined below); and (iii) all Adobe UK Arbitration Costs whenever incurred and unpaid, and such amounts that have been billed to date and in payment of fees and costs of the Company (other than £29,144.82) and Adobe (in the amount of $1,834,500) having been paid prior to Closing. The Company and Seller shall make arrangements to have all invoices and charges related to the Adobe Litigation, for which Seller is responsible to pay, billed directly to the Seller and not to the Company. All invoices shall be in reasonable detail to allow the Seller to determine that such costs are appropriately related to the Adobe Litigation and/or the Adobe UK Arbitration. In addition, the Company shall provide Seller with quarterly reports of to-date Adobe Litigation Costs incurred and quarterly budgets of anticipated Adobe Litigation Costs. All invoices, charges and reports to be delivered to Seller shall be subject to suitable arrangements with respect to notice, conflicts, attorney-client privilege protection and the protection of confidential information, as may be required. Seller may object to any amount that the Company has claimed as an Adobe Litigation Cost or Adobe UK Arbitration Cost as not reasonably related to such actions by a written notice to the Company and an explanation of the reason for such objection. The Company shall provide such information as the Seller may reasonably request to support its claim that such costs are Adobe Litigation Costs or Adobe UK Arbitration Costs, as applicable.

(c) Distribution of Amounts Recovered. In the event that the Company (or any of its Subsidiaries) obtains and collects upon a final non-appealable cash award or judgment in the Adobe Litigation or upon a settlement, compromise, discharge or other resolution (the amount actually collected, the “Adobe Recovery”), such Adobe Recovery shall be applied as follows: (i) first, to reimburse Seller for all Adobe Litigation Costs actually paid by Seller or then required to be paid by Seller; (ii) second, to reimburse the Company for any non-reimbursed Adobe Litigation Costs incurred by the Company; and (iii) third, any remaining Adobe Recovery shall be distributed 66 2/3% to the Seller, if any, and 33 1/3% to the Company. The Company shall have no obligation to distribute any Adobe Recovery until actually collected in connection with a final settlement or a non-appealable award or judgment. The Company and Adobe have agreed in principle to a settlement of all outstanding matters in the Adobe UK Arbitration with result being a net payment to the Company of $125,000. If the Company obtains and collects any amounts from Adobe in connection with the Adobe UK Arbitration (including the $125,000 referred to in the previous sentence), whether related to reimbursement of costs, for damages or any other reason whatsoever, the Company shall pay all such amounts to Seller within three (3) business days of its receipt.

(d) Damages or Other Amounts Payable to Adobe. In the event that the Company (or any of its Subsidiaries) is the subject of a final non-appealable cash award or judgment or is a party to a settlement, compromise, discharge or other resolution associated with the Adobe Litigation, in each case, that results in any amounts payable by the Company (or any of its Subsidiaries) to Adobe, including, without limitation, legal fees and/or expenses (the amount payable to Adobe, the “Adobe Damages”), Seller shall be responsible for the payment of all Adobe Damages in an amount up to $4,000,000 (the “Adobe Damages Cap”). The Seller’s obligation to pay the Adobe Damages is in addition to, and independent of, its obligations to pay the Adobe Litigation Costs, in each case, subject to the Adobe Litigation Expense Cap and the Adobe Damages Cap, respectively. The Adobe UK Arbitration Costs shall be the sole responsibility of the Seller and shall not impact the Adobe Damages Cap or the Adobe Litigation Expense Cap. The Company shall be responsible for any Adobe Damages in excess of $4,000,000.

(e) Consent To Settlement. In the event of any settlement, compromise, discharge or other resolution associated with the Adobe Litigation that would result in Adobe Damages, the Company shall obtain Seller’s prior written consent to any such settlement, compromise, discharge or other resolution without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.

(f) Additional Payment Triggered by Adobe Recovery. Upon receipt of any (i) Adobe Recovery or (ii) the amount by which the Adobe Litigation Costs upon a final, non-appealable cash award or dismissal with prejudice of the Adobe Litigation are below the Adobe Litigation Expense Cap, without duplication ((i) and (ii) collectively, the “Upside”), the Company shall, in good faith, calculate the aggregate amount due to then-current employees of the Company eligible to receive a payment under the Transaction Bonus Plan as a result of the Upside (such employees, the “Eligible Employees” and such payment, the “Additional Payment”). The Company shall then provide such good faith calculation to Seller in reasonable detail, along with such other documents and records (including, without limitation, payroll records and other proof of employment) as Seller reasonably requests to substantiate such calculation. Seller shall then pay to the Company the amount of such aggregate Additional Payment (or, alternatively, may request that the Company offset such amount against the amount of any such Adobe Recovery payable by the Company to Seller). Upon receipt of such aggregate Additional Payment amount (whether by cash payment by Seller or offset of payment owed by the Company to the Seller), the Company shall promptly and in any case pursuant to the Acknowledgment and Release Agreements between the Company and certain employees of the Company, pay such amount received from Seller to the Eligible Employees (with each such Eligible Employee receiving the portion of such Additional Payment to which such Eligible Employee is entitled as set forth in the notice delivered to Seller.

(g) Information Rights. For the duration of the Adobe Litigation and subject to reasonable constraints imposed by attorney-client privilege, the Company shall provide the Seller with all information, documents and materials related to the Adobe Litigation and the Adobe UK Arbitration as Seller may reasonably request.

(h) Survival. Notwithstanding anything to the contrary in this Agreement, the agreements and covenants made by Seller in this Section 8.06 shall survive the Closing and any liabilities Seller has or may have pursuant to this Section 8.06 shall not terminate or expire in any manner whatsoever, except that the obligation of the Company to pay Adobe Litigation Costs shall be limited those incurred prior to the expiration of the three (3) year period (including extensions at the option of Seller) set forth in 8.06(b)(ii).

In the event of any dispute arising in relation to this Section 8.06, the parties agree that the resolution of such dispute shall be resolved in accordance with the procedures set forth in Section 14.10 hereof.

8.07. Subsidiary Stock Certificate. Seller hereby agrees that on or prior to the close of business on the date that is 1 business day after the Closing Date, Seller shall deliver to Buyer (or its agent or designee) a certificate representing the shares of stock of Agfa Monotype Limited owned by the Company, as well as a stock power with respect thereto endorsed in blank. To the extent that such certificate is lost, destroyed or otherwise unavailable for physical delivery to Buyer within the time period provided in the foregoing sentence, Seller shall, in place of such certificate, deliver to Buyer an affidavit of lost stock certificate with respect thereto. Seller hereby reiterates its agreement to undertake the further assurances set forth in Section 14.05 with respect to the foregoing matter, including to the extent necessary executing documents to evidence such ownership.

ARTICLE IX

EMPLOYEE BENEFITS

9.01. Employee Benefits. The following terms, as used herein, having the following meanings:

“Benefit Arrangement” means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company and (iii) covers any employee or director or former employee or director of the Company.

“Employee Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company and (iii) covers any employee or director or former employee or director of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

9.02. ERISA Representations. The Company and Seller, jointly and severally, hereby represent and warrant to Buyer that:

(a) Schedule 9.02 lists every Employee Plan copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided the most recently filed Form 5500 and an accurate summary description of such plan.

(b) Schedule 9.02 also includes a list of every Benefit Arrangement, copies or descriptions of which have been made available or furnished previously to Buyer.

(c) None of the Employee Plans or Benefit Arrangements listed on Schedule 9.02 is subject to the laws of any jurisdiction outside the United States.

(d) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred, within the past six years, nor reasonably expects to incur any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

(e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the Internal Revenue Service. The Company has furnished to Buyer copies of the most recent determination letter with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

(f) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

(g) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. The Company has no obligation to provide such post termination benefits.

(h) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected on the Closing Balance Sheet or (ii) retained by Seller. Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof. Each asset held under any Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending, or to the knowledge of the Company and the Seller threatened, with respect to any Employee Plan or Benefit Arrangement.

(i) Except as set forth on Schedule 9.02, no employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

(j) Each Employee Plan and Benefit Arrangement may be amended, terminated or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals, and no employee communications or provision of any Employee Plan or Benefit Arrangement document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Employee Plan or Benefit Arrangement.

9.03. No Third Party Beneficiaries. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.

ARTICLE X

TAX MATTERS

Unless otherwise explicitly provided in this Article X, each of the covenants contained in this Article X shall survive until the expiration of the applicable statutory period of limitation plus fourteen (14) days.

10.01. Tax Sharing Agreements. Any Tax sharing or allocation agreements or arrangements, whether formal or informal, that may exist between the Seller and the Company or any of its Subsidiaries shall terminate with respect to the Company and its Subsidiaries as of the Closing. All Taxes related to the periods (or partial periods) ending on or before the Closing Date will be included in the intercompany accounts and will be settled under the provisions of Section 6.04 of this Agreement.

10.02. Tax Periods Through the Closing Date. Seller shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company and its Subsidiaries shall furnish Tax information to Seller for inclusion in Seller’s federal consolidated Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by the closing the books of the Company and its Subsidiaries as of the end of the Closing Date. Seller shall pay, in a timely manner, all unpaid Taxes (other than any Taxes for which Buyer is liable pursuant to Section 10.11 of this Agreement) (i) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) of each member of an affiliated, consolidated, combined or unitary group of which Seller is the common parent and the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date for which the Company or its Subsidiaries has liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), and (iii) of any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract or otherwise for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

10.03. Tax Periods Beginning Before and Ending After the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date. Buyer shall pay to Seller within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period beginning after the Closing Date. For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period beginning after the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Tax period beginning after the Closing Date and the denominator of which is the number of days in the entire Tax period (provided that such allocation of Taxes shall be equitably adjusted to reflect any material acquisitions or dispositions of property during the Tax period) and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period began after the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company and its Subsidiaries.

10.04. Cooperation on Tax Matters. The Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by one party of another, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller, any extensions thereof) of the respective Tax periods, and to abide by all record-retention agreements entered into with any Tax authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to transactions contemplated hereby).

10.05. Refunds and Tax Benefits. Tax refunds that are received by Buyer or any of the Company or its Subsidiaries, and any amounts credited against Tax to which Buyer or any of the Company or its Subsidiaries become entitled, that relate to Tax periods or partial periods ending on or before the Closing Date, shall be paid by Buyer to Seller within 10 days after receipt or entitlement thereto.

10.06. Post-Closing Elections. At Seller’s request, Buyer will cause any of the Company or its Subsidiaries to make or join with Seller in making any election if the making of such election does not have a Material Adverse Effect on Buyer (or any of the Company or its Subsidiaries) for any post-Closing Tax period. Buyer shall not (and shall cause the Company and its Subsidiaries not to) make, amend, or revoke any Tax election or take any other action with respect to Taxes if such action would adversely affect the Seller or any of its Affiliates. Buyer shall not make any Code §338(g) elections with respect to any of the Company’s Subsidiaries without the Seller’s prior written consent.

10.07. Section 338(h)(10) Election.

(a) Notwithstanding any other provision of this Agreement, Seller and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, a “Section 338(h)(10) Election”) with respect to Buyer’s purchase from Seller of the shares of the Company and with respect to the stock of any Subsidiary for which a Section 338(h)(10) Election may be made.

(b) Buyer shall deliver to Seller, at least ten (10) days prior to the Closing Date, drafts of IRS Form 8023 and any similar forms under applicable state, local, or foreign Tax law (collectively, the “Forms”). Seller shall review such Forms and provide any proposed revisions to Buyer at least two (2) days prior to the Closing Date. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. The Forms, in the form reasonably determined by Seller, shall be duly executed by an authorized person for Seller and Buyer at the Closing. Buyer shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign Tax law.

(c) As soon as practicable after the Closing Date and at least thirty (30) days prior to the due date and filing of IRS Form 8883 by either party, Buyer shall provide Seller with a draft of IRS Form 8883 (including the calculation and proposed allocation of the Purchase Price in a manner consistent with the purchase price allocation methodology set forth in Exhibit J (the “Allocation Schedule”). Seller shall review such Form 8883 and provide any proposed revisions to Buyer at least ten (10) days prior to the due date of such Form 8883 for either party. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. Form 8883 shall be timely filed by each party as required by law. Each of Buyer and Seller shall report the allocation of the Purchase Price (and any adjustments thereto) for Tax purposes and file its Tax Returns (including the Form 8883) in a manner consistent with the Allocation Schedule.

10.08. Audits. Seller shall not settle any Tax audit in a manner that would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Neither Buyer, the Company nor its Subsidiaries shall settle any Tax audit in a manner that would adversely affect Seller after the Closing Date without the prior consent of Seller, which consent shall not be unreasonably withheld.

10.09. Transfer Taxes. All transfer, documentary, sales, use, value-added, stamp, and registration Taxes, all conveyance fees, recording fees, and deed stamps, and all other such Taxes and fees (including any penalties and interest) incurred in connection with any of the transactions under this Agreement shall be borne and paid by Buyer, either directly or through reimbursement of Seller (if any such Taxes are initially paid by Seller).

10.10. Tax-Related Proceedings. Seller shall have the right to control all audits or other proceedings, initiate any claim for refund or file any amended return, and contest or resolve any assessment or other adjustment or proposed adjustment relating to Taxes or Tax Returns with respect to the Company or any of its Subsidiaries that involve Tax periods or partial periods ending on or before the Closing Date; provided, however, that Buyer shall have the right to review and comment upon any proposed settlement with respect to any Taxes for which the Buyer or the Company and its Subsidiaries may be responsible. Buyer shall give Seller prompt and timely written notice of its receipt of oral or written notice of any Tax examination, claims, proposed adjustments, or related matters subject to this Section.

10.11. Post-Closing. Buyer agrees to pay Seller promptly in full for any Tax (including Tax with respect to any payment made pursuant to this Section 10.11) owed by Seller and its Affiliates (including the Company and its Subsidiaries) resulting from any transaction not contemplated in this Agreement and not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares. For avoidance of doubt, the merger of Buyer with and into the Company, with the Company surviving, occurring after the Buyer’s purchase of the Shares shall be treated as a transaction not contemplated in this Agreement and not in the ordinary course of business. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares on Buyer’s federal income Tax Return to the extent permitted by Treas. Reg. §1.1502-76(b)(1)(B) and Treas. Reg. §1.338-1(d). Notwithstanding any provision in this Agreement to the contrary, Buyer shall be responsible for the withholding and payment of any Taxes that the Company or its Subsidiaries are required to withhold and/or pay with respect to the Transaction Bonus Notes and/or the TBP Payment.

10.12. TBP Payment Reporting. Seller shall report the TBP Payment as a deductible expense on its consolidated federal income Tax Return and on any other Tax Returns that include the Company (or on any separate Tax Returns of the Company) for any Tax periods that end on or before the Closing Date. In addition, Seller shall report the TBP Payment as a deductible expense on any Tax Returns that include the Company (or on any separate Tax Returns of the Company) for any Tax periods that include (but do not end on) the Closing Date, and such deductible expense shall be allocated for purposes of this Article X to that portion of such Tax periods ending on the Closing Date. Buyer, Seller and the Company hereby agree not to report or otherwise take any position inconsistent with the foregoing.

ARTICLE XI

CONDITIONS TO CLOSING

11.01. Conditions to the Obligations of Each Party. The obligations of Buyer and the Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) Each other party to this Agreement shall have executed and delivered each of the Ancillary Agreements to be entered into by it at Closing, in each case substantially in the forms attached as exhibits to this Agreement.

11.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) the Company and Seller shall have performed in all material respects all of its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties relating to the Company contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the President of the Seller to the foregoing effect.

(b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company and the Subsidiaries after the Closing Date.

(c) Execution and delivery of the Ancillary Agreements (other than the Denmark Services Agreement).

(d) The Company shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.02, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e) Execution and delivery of Employment Agreements in form satisfactory to Buyer with Robert Givens, Douglas Shaw, Jeffrey Burk, John Seguin and David McCarthy.

(f) Execution and delivery of a Mutual Termination and Release in substantially the form attached hereto as Exhibit G and providing for termination the Note Agreement, AMT Promissory Note and Agfa Promissory Note (as such terms are defined therein).

(g) Buyer shall have received the legal opinion of Seller’s counsel, in substantially the form attached hereto as Exhibit K.

(h) Buyer shall received a certificate of non-foreign status from Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b).

(i) There shall have occurred no Material Adverse Change.

(j) Buyer shall have received all other closing documents specified in Section 2.02 of this Agreement.

11.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions relating to materiality and Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Seller shall have received a certificate signed by the President of Buyer to the foregoing effect.

(b) Execution and delivery of the Ancillary Agreements.

(c) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

(d) Seller shall have received all items specified in Section 2.02 of this Agreement.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

12.01. Survival. All representations and warranties made in this Agreement shall survive the Closing until the date that is one year after the Closing Date, except that the representations and warranties contained in Sections 3.16 and Article X, shall survive until the expiration of the applicable statutory period of limitations plus fourteen (14) days, if later, whereupon they shall terminate, expire and be of no further effect. All agreements and covenants made in this Agreement shall survive the Closing in accordance with their terms. The indemnities and other obligations of Seller and Buyer contained in Section 8.06, Articles X and XII hereof shall survive for the period of the applicable representations, warranties, agreements and covenants. Notwithstanding the first sentence of this Section 12.01, any expiration of the survival period pursuant to such sentence shall not terminate or limit in any manner whatsoever any liabilities either party has or may have for (i) fraud or (ii) knowing and intentional misrepresentations, knowing and intentional breaches, and knowing and intentional nonfulfillments of any agreement or covenant. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 12.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

12.02. Indemnification. (a) Subject to the provisions of Section 12.03 hereof, Seller hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company and their respective successors and permitted assigns, and the affiliates, officers, employees, directors and stockholders of Buyer and the Company, as the case may be and their heirs and personal representatives against and agrees to hold them harmless against losses, liabilities, damages and out-of-pocket expenses (including reasonable legal and accounting expenses) as a result of the incurrence or payment of such losses, liabilities, damages and out-of-pocket expenses (“Damages”) which they may suffer or incur insofar as such Damages arise out of or are based upon the inaccuracy of any representation or warranty, or a breach of any covenant or agreement made or to be performed by Seller or the Company (on or prior to the Closing); provided that (i) Seller shall not be liable under this Section 12.02(a) with respect to an inaccuracy of a representation or warranty made by Seller (or the Company (on or prior to the Closing) unless (X) the Damages suffered or incurred by the Buyer or the Company for the inaccuracy of any individual representation or warranty made by Seller or the Company (on or prior to the Closing) shall exceed US$100,000.00 (a “Buyer Qualifying Claim”) and (Y) the aggregate amount of Damages suffered or incurred by Buyer or the Company in relation to all Buyer Qualifying Claims exceeds US$2,000,000.00 and then only to the extent of such excess, and (ii) Seller’s aggregate maximum liability under this Section 12.02(a) for the inaccuracy of representations or warranties contained in this Agreement or breaches of covenants or agreements contained in this Agreement made or to be performed by Seller and for any Adobe Damages shall not exceed US$12,500,000.00; provided, however, that Buyer or the Company shall give the Seller written notice in respect of such claim for Damages within the period specified in Section 12.03; provided, further, that if any such claim for Damages shall have been made in writing by Buyer or the Company prior to the termination of the applicable indemnification obligation, such termination shall not affect the indemnification obligation in respect of the particular matter as to which such claim for Damages was made, whether or not the amount of indemnification to which Buyer or the Company is entitled in respect of such matter shall have been determined prior to such termination. Notwithstanding the foregoing, the dollar thresholds contained in clause (i) above, and the dollar limitation of liability contained in clause (ii) above, shall not apply with respect to (x) Damages arising from any inaccuracy of the representations and warranties contained in Section 3.16 hereof, (y) breach by Seller or the Company of representations and warranties and covenants contained in Article IX and breach of covenants contained in Article X, or (z) Damages as a result of fraud, knowing and intentional misrepresentations or willful breach of any representation or warranty of Seller or the Company. For avoidance of doubt, the dollar thresholds continued in clause (i) above shall not apply to Seller’s obligation to pay any Adobe Damages. For avoidance of doubt and notwithstanding anything herein to the contrary, upon the Closing, Seller shall have no liability to Buyer, the Company, any other indemnified parties under Section 12.02(a), relating to (i) the assumed obligation for payment of $3,700,000under the LIC by Buyer pursuant to Section 2.01 hereof and (ii) relating to the Transaction Bonus Plan (other than payment to the Company of the Additional Payment, if any, pursuant to Section 8.06(f)) or the Transaction Bonus Notes.

(b) Subject to the provisions of Section 12.03 hereof, Buyer and, effective at the Closing, without duplication, the Company hereby indemnifies Seller and its successors and permitted assigns, and the affiliates, officers, employees, directors and stockholders of Seller and their heirs and personal representatives against and agrees to hold them harmless against Damages which they may suffer or incur insofar as and to the extent that such Damages arise out of or are based upon the inaccuracy of any representation or warranty, or a breach of any covenant or agreement of Buyer herein contained; provided that (i) Buyer and the Company (effective at the Closing) shall not be liable under this Section 12.02(b) with respect to an inaccuracy of a representation or warranty made by Buyer unless (X) the Damages suffered or incurred by the Seller for the inaccuracy of any individual representation or warranty made by Buyer shall exceed US$100,000.00 (a “Seller Qualifying Claim”) and (Y) the aggregate amount of Damages suffered or incurred by the Seller in relation to all Seller Qualifying Claims exceeds US$2,000,000.00 and then only to the extent of such excess, and (ii) Buyer and the Company’s maximum liability under this Section 12.02(b) for the inaccuracy of representations or warranties of Buyer or breaches of covenants or agreements made or to be performed by Buyer or the Company (effective at the Closing) shall not exceed US$12,500,000.00; provided, however, that Seller shall give the Buyer or the Company written notice in respect of such claim for Damages within the period specified in Section 12.03; and provided, further, that if any such claim for Damages shall have been made in writing by Seller asserting such claim for Damages prior to the termination of the applicable indemnification obligation, such termination shall not affect the indemnification obligation in respect of the particular matter as to which such claim for Damages was made, whether or not the amount of indemnification to which Seller is entitled in respect of such matter shall have been determined prior to such termination. Notwithstanding the foregoing, the dollar thresholds contained in clause (i) above, and the dollar limitation of liability contained in clause (ii) above, shall not apply with respect to (x) breach by Buyer of representations and warranties or breach by Buyer or the Company (effective at the Closing) of covenants contained in Article X, or (y) Damages as a result of fraud or knowing and intentional misrepresentations or willful breach of any representation or warranty of Buyer.

(c) The amount of Damages recoverable by an indemnified party pursuant to this Section 12.02 shall be reduced by any proceeds received by the indemnified party, or which the indemnified party is legally entitled to receive, from an insurance carrier, net of any cost of collection, deductible, premium adjustment, reimbursement or other cost directly related to such insurance claim.

12.03. Procedure for Indemnification Claims; No Waiver; Exclusivity. (a) The respective indemnification obligations of Seller, Buyer and the Company (effective at the Closing) pursuant to Section 12.02 hereof shall be conditioned upon compliance by Seller, Buyer and the Company with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

(i) The party seeking indemnification under Section 12.02 (the “Aggrieved Party”) agrees to give prompt notice in writing to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The failure of the Aggrieved Party to promptly deliver notice in writing to the Indemnifying Party under this Section 12.03(i) will not adversely affect the applicable Aggrieved Party’s right to indemnification except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may participate in and control the defense of any third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 12.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(ii) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, (a) the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Aggrieved Party harmless from and against any and all losses, damages, and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment rendered in connection with such claim, action or proceeding, and (b) the Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Company or the Aggrieved Party (as the case may be) of a release from all liability in respect of such claim or litigation.

(iii) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, (a) the Indemnifying Party agrees to cooperate and make available to the Aggrieved Party (X) all such books and records as in the possession or control of the Indemnifying Party, and (Y) such officers, employees and agents of the Indemnifying Party as are in any such case reasonably necessary and useful in connection with the defense.

(b) After the Closing, Article XII will provide the exclusive remedy for any misrepresentation, the inaccuracy of any representation or warranty, the breach of any covenant or other agreement, or the losses, liabilities, damages, out-of-pocket expenses suffered or incurred in connection with any of the foregoing or any action, proceeding or other claim arising out of this Agreement or the transactions contemplated hereby.

12.04 Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated as adjustments to the purchase price.

ARTICLE XIII

TERMINATION

13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before December 31, 2004; or

(c) by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses (b) or (c) shall give notice of such termination to the other parties.

ARTICLE XIV

MISCELLANEOUS

14.01. Notices. All notices, requests and other communications to either party hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, telecopy or other telegraphic communications equipment of the sending party, as follows:

if to Buyer, to:

c/o TA Associates, Inc.

High Street Tower

Boston, MA 02110

Attn: A. Bruce Johnston

Jonathan Meeks

Telecopy: (617) 574-6778

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: Jeffrey C. Hadden, P.C.

Telecopy: (617) 523-1231

if to the Company, to:

Agfa Monotype Corporation

200 Ballardvale Street

Wilmington, MA 01887

Attn: Robert Givens

Telecopy: (978) 657-5238

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: Jeffrey C. Hadden, P.C.

Telecopy: (617) 523-1231

if to the Seller, to:

Robert K. Sarafian, Esq.

Agfa Corporation

200 Ballardvale Street

Wilmington, MA 01887

Telecopy: (978) 658-5168

with a copy to:

Mitchell S. Bloom, Esq.

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Telecopy: (617) 248-7100

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, telecopy or other telegraphic communications equipment of the sender, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 14.01 or in accordance with the latest unrevised direction from such party given in accordance with this Section 14.01.

14.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Buyer and Seller.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.03. Expenses. All costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all accounting, legal and investment banking fees and expenses, shall be paid by the party incurring such cost or expense.

14.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates and their respective successors in interests and lenders, its rights under this Agreement, including the right to purchase all or a portion of the Shares and its right to indemnification, but no such transfer or assignment will relieve Buyer or the Company of its obligations hereunder.

14.05. Further Assurances. (a) If at any time, or from time to time, at or after the Closing Date, any party to this Agreement shall consider or be advised that any further agreements or other instruments of conveyance and transfer, assignments or assurances in law or any other things are reasonably necessary, desirable or proper more effectively to carry out the purposes of this Agreement, each other party hereto agrees that it will execute and deliver (or cause such of its subsidiaries as is appropriate to execute and deliver) all such agreements, instruments, assignments and assurances in law and do all things reasonably necessary, desirable or proper to assist such party if it so requests.

(b) The parties acknowledge that there may be patents, trademark registrations/applications and/or copyright registrations/applications that have been issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries that should be in the name of the Company or one of its Subsidiaries, but instead are now in the name of a predecessor in interest of the Company (the “Filings”). Seller and its Affiliates shall cooperate with the Company at the Company’s expense after the Closing to update or correct the chain of title of the Filings to the extent necessary. Such cooperation shall include, but not be limited to, arranging for Seller or the appropriate Affiliate thereof to execute and deliver any further agreements or other instruments of conveyance and transfer, assignments or assurances in law or any other things that are reasonably necessary, desirable or proper to update or correct the Filings.

14.06. Governing Law. This Agreement and, except as otherwise set forth therein, the Ancillary Agreements shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, USA without regard to the conflicts of law rules of such state.

14.07. Counterpart. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.08. Entire Agreement. This Agreement, the Ancillary Agreements and the other written agreements referenced herein together with schedules and exhibits hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.10. Dispute Resolution. (a) Subsequent to the procedures set forth in Section 12.03 hereof, if applicable, if any dispute, claim or controversy (each a “Disagreement”) arises out of or relating to (i) this Agreement or any Ancillary Agreements other than a Disagreement related to the adjustment to Minimum Net Operating Working Capital (which shall be governed by Section 2.03 hereof), or (ii) the negotiation, validity or performance hereof or thereof or the transactions contemplated hereby and thereby, the parties shall engage in good faith negotiations to seek a fair and equitable resolution of the Disagreement. If, after such negotiations, the parties are not able to reach a mutually agreeable resolution of the Disagreement, then either party may deliver a notice of disagreement to the other party, which notice describes the Disagreement in reasonable detail and sets forth the complaining party’s complaint in reasonable detail and details the specific points in dispute. Thereafter, the parties shall promptly thereafter submit the Disagreement to mediation before J.A.M.S./Endispute, Inc. for an additional ninety (90) day period, such mediation to be in accordance with the J.A.M.S./Endispute, Inc. rules and regulations governing mediation, as reasonably acceptable to the parties. The parties shall each pay their own fees and expenses and one-half of the costs and charges of any such mediation.

(b) If, following the mediation period, which shall not exceed such ninety (90) days from the date of the applicable notice of Disagreement unless the parties hereto consent to a longer period of mediation, the parties still have not reached agreement on or resolved the Disagreement, either: (i) both the parties hereto shall agree to enter binding arbitration in accordance with the procedures set forth in section 14.10(c) below or (ii) either party may bring an action or proceeding seeking to resolve any Disagreement, such action or proceeding to be brought against the other party hereto in any court of competent jurisdiction in the Commonwealth of Massachusetts, USA, or in the United States District Court for the District of

Massachusetts, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(c) If, following the mediation period set forth in Sections 14.10(a) and (b) above, the parties hereto agree to submit a Disagreement to binding arbitration, any such arbitration proceeding shall be held before a single neutral arbitrator on a list of approved arbitrators as shall be provided by J.A.M.S./Endispute, Inc. in Boston, Massachusetts or such other location as is mutually agreed to by the parties hereto. Any such arbitration proceeding shall be conducted in accordance with the laws of the Commonwealth of Massachusetts and the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. The parties covenant and agree that any such arbitration hearing shall commence within one hundred twenty (120) days of the date on which any party hereto files a written demand for arbitration of a Disagreement; provided that upon the submission by one party of a demand for arbitration, such filing party shall, within three (3) business days, provide the other party with notification of the submission of a Disagreement to arbitration, which notice shall explain, in reasonable detail, the nature of the Disagreement and the specific points in dispute. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration hearing, the identity of all persons who may testify at the arbitration, a copy of all documents that may be introduced at the arbitration and a summary of the opinions of any experts whose services may be called upon in any such arbitration hearing, as well as the basis for said opinions. The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration hearing. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages in the event of any such arbitration hearing. The parties covenant and agree that they will participate in the arbitration hearing in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may, in his or her discretion, assess costs and expenses (including the reasonable attorney fees and expenses of the prevailing party) against any party to an arbitration proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. If the parties hereto elect to submit any Disagreement to binding arbitration, the provisions of this Section 14.10(c) shall be enforceable in any court of competent jurisdiction. Except as provided above with regard to the arbitrator’s right to assess costs and expenses against any party, the parties shall bear their own attorneys’ fees, costs and expenses in connection with any such arbitration. The parties will share equally in the fees and expenses charged by J.A.M.S./Endispute, Inc.

Nothing set forth in this Section 14.10 shall prevent either party hereto from seeking temporary or preliminary injunctive relief from any court of competent jurisdiction in the Commonwealth of Massachusetts, USA or from the United States District Court for the District of Massachusetts, provided such party seeks relief in order to avoid immediate and irreparable harm.

14.11. Severability. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

14.12. Currency. All references herein to monetary amounts shall refer to United States dollars and shall be referenced herein as US$ or $.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

IMAGING ACQUISITION CORPORATION

By:	/s/ A. Bruce Johnston
Name:	A. Bruce Johnston
Title:	Vice President

AGFA CORPORATION

By:	/s/ Timothy J. Coakley III
Name:	Timothy J. Coakley III
Title:	Vice President, CFO

AGFA MONOTYPE CORPORATION

By:	/s/ Robert M. Givens
Name:	Robert M. Givens
Title:	President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT